EXECUTION COPY

CREDIT AGREEMENT

Dated as of June 23, 2006

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO

as the Lenders

and

CREDIT SUISSE

as Administrative Agent and Collateral Agent,

and

TRANSDIGM INC.

and

TRANSDIGM GROUP INCORPORATED

and

The subsidiaries of TransDigm Inc. from time to time party hereto

CREDIT SUISSE SECURITIES (USA) LLC
BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.
as Syndication Agent

BARCLAYS BANK PLC

GENERAL ELECTRIC CAPITAL CORPORATION

UBS SECURITIES LLC

as Co-Documentation Agents

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

SECTION 1.01. Defined Terms
SECTION 1.02. Classification of Loans and Borrowings
SECTION 1.03. Terms Generally
SECTION 1.04. Effectuation of Transactions
SECTION 1.05. Accounting Terms; GAAP
SECTION 1.06. Designated Senior Debt

ARTICLE II THE CREDITS

SECTION 2.01. Commitments
SECTION 2.02. Loans and Borrowings
SECTION 2.03. Requests for Borrowing
SECTION 2.04. Funding of Borrowings
SECTION 2.05. Type; Interest Elections
SECTION 2.06. Termination and Reduction of Commitments
SECTION 2.07. Repayment of Loans; Evidence of Debt
SECTION 2.08. Optional Prepayment of Loans
SECTION 2.09. Mandatory Prepayment of Loans
SECTION 2.10. Fees
SECTION 2.11. Interest
SECTION 2.12. Alternate Rate of Interest
SECTION 2.13. Increased Costs
SECTION 2.14. Break Funding Payments
SECTION 2.15. Taxes
SECTION 2.16. Payments Generally; Allocation of Proceeds; Sharing of Set-offs
SECTION 2.17. Mitigation Obligations; Replacement of Lenders
SECTION 2.18. Illegality
SECTION 2.19. Change of Control
SECTION 2.20. Asset Sale Offer
SECTION 2.21. Intentionally Omitted
SECTION 2.22. Swingline Loans
SECTION 2.23. Letters of Credit
SECTION 2.24. Increase in Commitments

ARTICLE III REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Organization; Powers
SECTION 3.02. Authorization; Enforceability
SECTION 3.03. Governmental Approvals; No Conflicts
SECTION 3.04. Financial Condition; No Material Adverse Change
SECTION 3.05. Properties
SECTION 3.06. Litigation and Environmental Matters
SECTION 3.07. Compliance with Laws and Agreements; Licenses and Permits
SECTION 3.08. Investment Company Status
SECTION 3.09. Taxes

SECTION 3.10. ERISA
SECTION 3.11. Disclosure
SECTION 3.12. Material Agreements
SECTION 3.13. Solvency
SECTION 3.14. Insurance
SECTION 3.15. Capitalization and Subsidiaries
SECTION 3.16. Security Interest in Collateral
SECTION 3.17. Labor Disputes
SECTION 3.18. Federal Reserve Regulations
SECTION 3.19. Senior Debt

ARTICLE IV CONDITIONS

SECTION 4.01. All Credit Events
SECTION 4.02. Closing Date

ARTICLE V AFFIRMATIVE COVENANTS

SECTION 5.01. Financial Statements and Other Information
SECTION 5.02. Notices of Material Events
SECTION 5.03. Existence; Conduct of Business
SECTION 5.04. Payment of Taxes
SECTION 5.05. Maintenance of Properties
SECTION 5.06. Books and Records; Inspection Rights
SECTION 5.07. Maintenance of Ratings
SECTION 5.08. Compliance with Laws
SECTION 5.09. Use of Proceeds
SECTION 5.10. Insurance
SECTION 5.11. Additional Collateral; Further Assurances

ARTICLE VI NEGATIVE COVENANTS

SECTION 6.01. Limitation on Incurrence of Additional Indebtedness
SECTION 6.02. Limitation on Restricted Payments
SECTION 6.03. Limitation on Asset Sales
SECTION 6.04. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries
SECTION 6.05. Limitation on Preferred Stock of Restricted Subsidiaries
SECTION 6.06. Limitation on Liens
SECTION 6.07. Merger, Consolidation or Sale of All or Substantially All Assets
SECTION 6.08. Limitation on Transactions with Affiliates
SECTION 6.09. Future Guarantees by Restricted Subsidiaries
SECTION 6.10. Business of Borrower and Restricted Subsidiaries
SECTION 6.11. Amendments to Subordination Provisions
SECTION 6.12. Business of Holdings
SECTION 6.13. Impairment of Security Interest
SECTION 6.14. Consolidated Secured Debt Ratio

ARTICLE VII EVENTS OF DEFAULT

ARTICLE VIII THE AGENT

ARTICLE IX MISCELLANEOUS

SECTION 9.01. Notices
SECTION 9.02. Waivers; Amendments
SECTION 9.03. Expenses; Indemnity; Damage Waiver
SECTION 9.04. Successors and Assigns
SECTION 9.05. Survival
SECTION 9.06. Counterparts; Integration; Effectiveness
SECTION 9.07. Severability
SECTION 9.08. Right of Setoff
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process
SECTION 9.10. WAIVER OF JURY TRIAL
SECTION 9.11. Headings
SECTION 9.12. Confidentiality
SECTION 9.13. Several Obligations; Nonreliance; Violation of Law
SECTION 9.14. USA PATRIOT Act
SECTION 9.15. Disclosure
SECTION 9.16. Appointment for Perfection
SECTION 9.17. Interest Rate Limitation

SCHEDULES:

Commitment Schedule
Schedule 1.01(a)	—	Immaterial Subsidiaries
Schedule 1.01(b)	—	Mortgaged Properties
Schedule 1.01(c)	—	Existing Letters of Credit
Schedule 1.01(d)	—	Existing Indebtedness
Schedule 1.01(e)	—	Existing Liens
Schedule 3.05(a)	—	Properties
Schedule 3.05(g)	—	Intellectual Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.16	—	Mortgage Filing Offices
Schedule 3.17	—	Labor Disputes
Schedule 4.02(b)	—	Local Counsel
Schedule 9.01	—	Borrower’s Website for Electronic Delivery

EXHIBITS:

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Compliance Certificate

Exhibit D	—	Joinder Agreement
Exhibit E	—	Form of Borrowing Request
Exhibit F	—	Form of Promissory Notes

v

CREDIT AGREEMENT dated as of June 23, 2006 (this “Agreement”), among TRANSDIGM INC. (the “Borrower”), a Delaware corporation, TRANSDIGM GROUP INCORPORATED, a Delaware corporation (“Holdings”), each subsidiary of the Borrower from time to time party hereto, the Lenders (as defined in Article I) and CREDIT SUISSE, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the “Agent”).

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date in an aggregate principal amount not in excess of $650,000,000 and (b) Revolving Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $150,000,000. The proceeds of the Term Loans are to be used solely to finance, in part, the Existing Bank Debt Refinancing, the Tender Offer, the Closing Date Dividend and the Permitted Transaction Payments. The proceeds of the Revolving Loans, Swingline Loans and Letters of Credit are to be used solely for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Borrower or at the time it merges or consolidates with or into the Borrower or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or such acquisition, merger or consolidation.

“Adjusted LIBOR Rate” means, for any Interest Period, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.08.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Agent Fees” has the meaning assigned to such term in Section 2.10(b).

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitment) of such Lender and the denominator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitments) of all Lenders.

“Applicable Rate” means, for any day, (a) with respect to any LIBOR Rate Term Loan, 2.00%, (b) with respect to any ABR Term Loan, 1.00%, and (c) with respect to any LIBOR Rate Revolving Loan or ABR Revolving Loan, or with respect to the Commitment Fees, as the case may be, the applicable rate set forth below under the captions “LIBOR Spread — Revolving Loans”, “ABR Spread Spread — Revolving Loans” or “Commitment Fee Percentage”, as the case may be, based upon the Consolidated Leverage Ratio of the Borrower as of the relevant date of determination:

Leverage Ratio	LIBOR Spread — Revolving Loans	ABR Spread — Revolving Loans	Commitment Fee Percentage
Category 1 Greater than 4.0 to 1.0	2.00%	1.00%	0.375%
Category 2 Greater than 3.5 to 1.0, but less than or equal to 4.0 to 1.0	1.75%	0.75%	0.375%
Category 3 Less than or equal to 3.5 to 1.0	1.50%	0.50%	0.375%

Each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio of the Borrower shall be effective with respect to all Loans, Commitments and Letters of Credit outstanding on and after the date of delivery to the Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, or (b) at any time after the occurrence and during the continuance of an Event of

Default, any reduction in interest rates or Commitment Fees which would otherwise be implemented shall not be implemented until the date the Event of Default is cured or waived.

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Acquisition” means (a) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (b) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than a Restricted Subsidiary of the Borrower) other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Borrower or a Restricted Subsidiary of the Borrower of:

(1)            any Capital Stock of any Restricted Subsidiary of the Borrower, or

(2)            any other property or assets of the Borrower or any Restricted Subsidiary of the Borrower other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

(a)           a transaction or series of related transactions for which the Borrower or its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000;

(b)          the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Borrower as permitted under Section 6.07 or any disposition that constitutes a Change of Control;

(c)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)          disposals or replacements of obsolete equipment in the ordinary course of business;

(e)           the sale, lease, conveyance, disposition or other transfer by the Borrower or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under Section 6.02 or pursuant to any Permitted Investment;

(f)           [Intentionally Omitted];

(g)          dispositions of cash or Cash Equivalents; and

(h)          the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

“Asset Sale Offer” has the meaning assigned to such term in Section 2.20(d).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person or any committee thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) any Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not applied to prepay Term Loans pursuant to Section 2.20,

(iv) expenditures that constitute Consolidated Lease Expense,

(v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or

(vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder

“Capital Stock” means:

(1)  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

(2)  with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)  marketable direct obligations issued by or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2)  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3)  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)  certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(5)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to the Borrower (in the case of the assets of Holdings), the Permitted Holders or their Related Parties or any Permitted Group;

(2)  the approval by the holders of Capital Stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement);

(3)  any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower or Holdings; or

(4)  the first day on which a majority of the members of the Board of Directors of the Borrower or Holdings are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to such term in Section 2.19(b).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Other Revolving Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Term Loan Commitment, an Incremental Revolving Credit Commitment, an Incremental Term Loan Commitment or a Swingline Commitment.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Dividend” means the payment of dividends by the Borrower to TransDigm Holdings and by TransDigm Holdings to Holdings, in each case on the Closing Date, in an aggregate amount of up to $202,596,000, which dividends Holdings shall use to pay in full all amounts, if any, due or owing under the Existing Holdings Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Lenders, to secure the Secured Obligations; provided, however, that Collateral shall not at any time include any Margin Stock or leased real property.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be $800,000,000 on the Closing Date.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s:

(1)            Consolidated Net Income; and

(2)            to the extent Consolidated Net Income has been reduced thereby:

(a)  all income taxes and foreign withholding taxes and taxes based on capital and commercial activity (or similar taxes) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)  Consolidated Interest Expense;

(c)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)  restructuring costs, facilities relocation costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;

(e)  any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions;

(f)  any write offs, write downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

(g)  the amount of any expense related to minority interests;

(h)  the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsor to the extent permitted under Section 6.08;

(i)  the amount of any earn out payments or deferred purchase price in conjunction with acquisitions;

(j)  any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Qualified Capital Stock of the Borrower (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clauses (iii)(w) and (iii)(x) of the first paragraph of Section 6.02;

(k)  the one-time special bonus payments in an amount not in excess of $6,230,000 by the Borrower to members of management on November 10, 2005; and

(l)  solely for the purposes of computations under Section 6.14(a), a charge in any one period not to exceed $8,000,000 resulting from repurchases of inventory from distributors during such period; and

(3)            decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)            the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

(2)            any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (6) of the definition of Consolidated Net Income), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)            interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)            notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an officers’ certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)            Consolidated Interest Expense; plus

(2)            the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Borrower, which estimate shall be conclusive); plus

(3)            the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Borrower, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the Term Loan Maturity Date, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (3).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)  the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) [Intentionally Omitted] and (iv) any redemption premium paid in connection with the redemption of the Existing Notes;

(2)  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Lease Expense” means for any period, all rental expenses of the Borrower and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions permitted hereunder), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to an acquisition of a Person or business unit to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”, with respect to any Person as of any date of determination, means the ratio of (a) Consolidated Total Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1)  gains and losses from Assets Sales (without regard to the $1,000,000 limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2)  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)  all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

(4)  the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP;

(5)  any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(6)  the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged or consolidated with or into the Borrower or any Restricted Subsidiary of the Borrower;

(7)  solely for the purpose of determining the amount available for Restricted Payments under clause (ii) of the first paragraph of Section 6.02, the net income (but not loss) of any Restricted Subsidiary of the Borrower (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Borrower of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(8)  the net loss of any Person, other than a Restricted Subsidiary of the Borrower;

(9)  the net income of any Person, other than a Restricted Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Restricted Subsidiary of the Borrower by such Person;

(10)  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(11)  any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and

(12)  inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to acquisition transactions.

For purposes of clause (iii)(v) of the first paragraph of Section 6.02, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by first-priority Liens on Collateral as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit issued in the ordinary course of business and (y) [Intentionally Omitted]) and (b) the aggregate amount of all outstanding Disqualified Capital Stock of the Borrower and all Disqualified Capital Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the current portion of interest and (iii) the current portion of current and deferred income taxes.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower or Holdings who:

(1)            was a member of such Board of Directors on the Closing Date; or

(2)            was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Event” has the meaning assigned to such term in Section 4.01.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Restricted Subsidiary of the Borrower against fluctuations in currency values

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Noncash Consideration” means any non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of the Borrower or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(w) of the first paragraph of Section 6.02.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise;

(2)  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock; or

(3)  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the Term Loan Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if:

(1)  the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Loans hereunder and described under Sections 6.03, 2.20 and 2.19; and

(2)  any such requirement only becomes operative after compliance with such terms applicable under this Agreement, including the prepayment of Term Loans pursuant hereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (a) a Foreign Subsidiary or (b) any Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Borrower.

“Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company, or company engaged in making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $100,000,000, (iii) any Affiliate of a Lender under common control with such Lender or (iv) an Approved Fund of a Lender, provided that in any event, “Eligible Assignee” shall not include (w) any natural person, (x) Holdings or the Borrower or any Affiliate (which for this purpose shall not include the Agent or any of its branches or Affiliates engaged in the business of making commercial loans) thereof, (y) any Sponsor or any of their respective Affiliates or (z) any “creditor”, as defined in Regulation T, or “foreign branch of a broker-dealer”, within the meaning of Regulation X; provided, however, that upon the occurrence of an Event of Default, no Person (other than a Lender) shall be an “Eligible Assignee” if the assignment of any Commitment or Loan to such Person would cause such Person to have Commitments or Loans in excess of twenty-five percent (25%) of the then outstanding total aggregate Commitments or Loans, as the case may be.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any offering of Qualified Capital Stock of Holdings or the Borrower; provided that:

(1)  in the event of an offering by Holdings, Holdings contributes to the capital of the Borrower the portion of the net cash proceeds of such offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Senior Subordinated Notes to be redeemed pursuant to the optional redemption provisions contained in the Senior Subordinated Notes Indenture applicable in connection with Equity Offerings and

(2)  in the event such equity offering is not in the form of a public offering registered under the Securities Act, the proceeds received by the Borrower directly or indirectly from such offering are not less than $10,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (12) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capitalized Lease Obligations and (y) all voluntary prepayments of Loans including the amount of any prepayment of Loans pursuant to Section 2.08 or 2.20 made with the proceeds of an Asset Sale to the extent such Asset Sale resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions of  a Person or business unit by the Borrower and its Restricted Subsidiaries during such period),

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period to the extent permitted under Section 6.02, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(viii) the amount of Restricted Payments made during such period to the extent permitted under clause (7) of the second paragraph of Section 6.02, to the extent that such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and the amount of any taxes paid for the benefit of Holdings pursuant to any tax sharing agreement, and

(xiii) earnout payments and deferred purchase price payments made in cash during such fiscal year to the extent added back to Consolidated EBITDA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, Marketable Securities or Qualified Proceeds received by the Borrower from

(1)            contributions to its common equity capital, and

(2)            the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by an executive vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of the first paragraph of Section 6.02.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Bank Debt Refinancing” means the payment in full of all amounts, if any, due or owing under the Existing Borrower Credit Agreement and the Existing Holdings Credit Agreement, the termination of all commitments thereunder and the release and discharge of all guarantees thereof (if any) and all security therefor (if any).

“Existing Borrower Credit Agreement” means the Amended and Restated Credit Agreement dated as of April 1, 2004, as amended, among the Borrower, Holdings, the lenders party thereto and Credit Suisse, as administrative agent.

“Existing Notes” means the 8.375% Senior Subordinated Notes due 2011 of the Borrower.

“Existing Holdings Credit Agreement” means the Loan Agreement dated as of November 10, 2005, as amended, among Holdings, the lenders party thereto and Banc of America Bridge LLC, as administrative agent.

“Existing Letters of Credit” means the letters of credit outstanding as of the Closing Date that are issued under the Existing Borrower Credit Agreement and set forth on Schedule 1.01(c).

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of May 26, 2006, by and among the Borrower, the Agent, Credit Suisse Securities (USA) LLC, Bank of America, N.A. and Banc of America Securities LLC.

“Fees” means the Commitment Fees, the Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.

“Foreign Lender” means a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Restricted Subsidiary.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, (a) except as otherwise expressly provided in this Agreement, as in effect as of the Closing Date, (b) with respect to all financial statements and reports required to be delivered under the Loan Documents, as in effect from time to time, and (c) solely with respect to computations of the financial covenant contained in Section 6.14(a) and the computation of the Consolidated Leverage Ratio, as in effect from time to time but subject to the proviso in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guarantee” means:

(1)  the guarantee of the Obligations by Holdings and the Domestic Restricted Subsidiaries of the Borrower in accordance with the terms of the Loan Documents; and

(2)  the guarantee of the Obligations by any Restricted Subsidiary required under the terms of Section 6.09.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of the date hereof, between the Loan Parties and the Agent, for the benefit of the Agent and the other Secured Parties.

“Guarantor” means Holdings and the Subsidiary Guarantors.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Borrower or any Subsidiary and any other Person.

“Hedging Agreement” means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Borrower and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary designated as such in writing by the Borrower that (i) contributed 2.5% or less of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(a).

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Credit Loan.

“Incremental Revolving Credit Amount” shall mean, at any time, the excess, if any, of (a) $250,000,000 over (b) the aggregate amount of all Incremental Revolving Credit Commitments and Incremental Term Loan Commitments established prior to such time pursuant to Section  2.24.

“Incremental Revolving Credit Assumption Agreement” shall mean an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Credit Maturity Date” shall mean the final maturity date of any Incremental Revolving Loan, as set forth in the applicable Incremental Revolving Credit Assumption Agreement.

“Incremental Revolving Loans” shall mean Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Revolving Loans may be made in the form of additional Revolving Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Revolving Credit Assumption Agreement, Other Revolving Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $250,000,000 over (b) the aggregate amount of all Incremental Revolving Credit Commitments and Incremental Term Loan Commitments established prior to such time pursuant to Section  2.24.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“incur” has the meaning set forth in Section 6.01.

“Indebtedness” means with respect to any Person, without duplication:

(1)  all obligations of such Person for borrowed money;

(2)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all Capitalized Lease Obligations of such Person;

(4)  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)  all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)  all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured;

(8)  all obligations under Currency Agreements and interest swap agreements of such Person; and

(9)  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Borrower or any Restricted Subsidiary to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Closing Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated June 2006, relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day).

“Interest Period” means with respect to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investments” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Borrower and its Restricted Subsidiaries in accordance with normal trade practices of the Borrower or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.10(c).

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Lead Arrangers” means Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” has the meaning assigned to such term in Section 2.10(c).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means any letter of credit or bank guarantee issued or deemed issued pursuant to Section 2.23.

“LIBOR Rate” means, with respect to any Interest Period, (a) the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Collateral Documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Parties” means Holdings, the Borrower, each Domestic Subsidiary (other than (i) subject to compliance with Section 5.11, any Domestic Subsidiary that is an Immaterial Subsidiary and (ii) any Unrestricted Subsidiary), and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement or becomes a party to the Guarantee and Collateral Agreement as a guarantor and/or grantor thereunder, and their respective successors and assigns.

“Loans” means the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent or the Lenders under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) for borrowed money (including notes, bonds and other similar instruments) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2)  all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3)  appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(4)  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and

(5)  all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“obligations” means, for purposes of the definition of the term “Indebtedness”, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligations” means all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Offer to Purchase” means the offer to purchase dated May 25, 2006 relating to the Tender Offer.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the president, any vice president, the treasurer or the principal accounting officer of the Borrower.

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Pari Passu Lien Obligations” means (i) any Indebtedness constituting debt securities incurred pursuant to an indenture with an institutional trustee or loans incurred in the bank credit market (including institutional investor participation therein) and (ii) all obligations with respect to such Indebtedness.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Participant” has the meaning assigned to such term in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate in the form of Exhibit B to the Guarantee and Collateral Agreement or any other form approved by the Agent.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Group” means any group of investors that is deemed to be a “person” (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders’ Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the “beneficial owner” (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than

50% of the voting power of the issued and outstanding Capital Stock of the Borrower or Holdings (as applicable) that is “beneficially owned” (as defined above) by such group of investors.

“Permitted Holders” means Warburg Pincus Private Equity VIII, L.P. and its Affiliates and any general or limited partners of Warburg Pincus Private Equity VIII, L.P., and TD Group Holdings, LLC and its affiliates and any members of TD Group Holdings, LLC.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)  Indebtedness under the Senior Subordinated Note Documents (other than any Additional Notes) (as defined in the Senior Subordinated Notes Indenture);

(2)  Indebtedness created hereunder and under the other Loan Documents; provided that the amount of Indebtedness permitted to be incurred under the Loan Documents in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to a credit facility in reliance on, and in accordance with, clauses (7), (13), (14) and (15) below;

(3)  other indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date as set forth on Schedule 1.01(d) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4)  Interest Swap Obligations of the Borrower or any of its Restricted Subsidiaries covering Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Agreement; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Borrower, to protect the Borrower or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(5)  Indebtedness of the Borrower or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(6)  the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any such Restricted Subsidiaries; provided, however, that: (a) if the Borrower is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations and (b) (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under this Agreement or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)  Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed $10,000,000;

(8)  Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of this definition);

(9)  guarantees by the Borrower and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Agreement; provided, further, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio, such guarantees are by the Borrower or a Guarantor only;

(10)  Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Borrower, other than guarantees of Indebtedness, incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(11)  obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business;

(12)  [Intentionally Omitted];

(13)  Indebtedness incurred by the Borrower or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either (a) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio or (b) the Consolidated Fixed Charge Coverage Ratio of the Borrower would be greater than the Consolidated Fixed Charge Coverage Ratio of the Borrower immediately prior to the incurrence of such Indebtedness;

(14)  additional Indebtedness of the Borrower and the Guarantors (which amount may, but need not, be incurred in whole or in part under a credit facility) (it being understood that any Indebtedness incurred pursuant to this clause (14) shall cease to be deemed incurred or outstanding for purposes of this clause (14) but shall be deemed incurred pursuant to the first paragraph of Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness pursuant to the first paragraph of Section 6.01 without reliance on this clause (14)) in an aggregate principal amount that does not exceed $75,000,000 at any one time outstanding;

(15)  additional Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount which (when combined with the liquidation value of all series of outstanding Permitted Subsidiary Preferred Stock) does not exceed $15,000,000 at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility) (it being understood that any Indebtedness incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this clause (15) but shall be deemed incurred pursuant to the first paragraph of Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness pursuant to the first paragraph of Section 6.01 without reliance on this clause (15));

(16)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

(17)  Indebtedness of the Borrower or any of its Restricted Subsidiaries represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Borrower or such Restricted Subsidiary, including, without limitation, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business.

For purposes of determining compliance with Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Borrower shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 6.01.

“Permitted Investments” means:

(1)            Investments by the Borrower or any Restricted Subsidiary of the Borrower in any Restricted Subsidiary of the Borrower (other than a Restricted Subsidiary of the Borrower in which an Affiliate of the Borrower that is not a Restricted Subsidiary of the Borrower holds a minority interest) (whether existing on the Closing Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Borrower (other than a Restricted Subsidiary of the Borrower in which an Affiliate of the Borrower that is not a Restricted Subsidiary of the Borrower holds a minority interest) or that will merge with or consolidate into the Borrower or a Restricted Subsidiary of the Borrower and Investments in the Borrower by the Borrower or any Restricted Subsidiary of the Borrower;

(2)            investments in cash and Cash Equivalents;

(3)            loans and advances (including payroll, travel and similar advances) to employees and officers of the Borrower and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Capital Stock of the Borrower or any direct or indirect parent of the Borrower pursuant to compensatory plans approved by the Board of Directors in good faith;

(4)            Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with this Agreement;

(5)            Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6)            Investments made by the Borrower or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.03;

(7)            Investments existing on the Closing Date;

(8)            accounts receivable created or acquired in the ordinary course of business;

(9)            guarantees by the Borrower or a Restricted Subsidiary of the Borrower permitted to be incurred under this Agreement;

(10)          additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (A) $50,000,000 and (B) 4% of the Borrower’s Total Assets;

(11)          [Intentionally Omitted];

(12)          Investments the payment for which consists exclusively of Qualified Capital Stock of the Borrower; and

(13)          any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(a) Liens created under the Loan Documents;

(b) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(g) Liens existing on the Closing Date and set forth on Schedule 1.01(e); provided that such Liens shall secure only those obligations which they secure on the Closing Date and any extensions, renewals and replacements thereof permitted hereunder;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01;

(k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(l) leases and subleases granted to others in the ordinary course of business which do not materially adversely affect the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(m) Liens arising from financing statement filings under the UCC or similar state laws regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(n) Liens in favor of the Borrower or any Subsidiary Guarantor;

(o) Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such inventory or equipment is located;

(p) Liens securing the Secured Obligations;

(q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (g), (h), (i), (r) and (aa) of this definition; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (a), (g), (h), (i), (r) and (aa) of this definition at the time the original Lien became a Permitted Lien pursuant this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(r) Liens securing Indebtedness permitted to be incurred pursuant to clauses (7), (13), (14) and (15) of the definition of “Permitted Indebtedness”; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to such clause (7) do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to such clause (13) are solely on acquired property or the assets of the acquired entity, as the case may be and (C) Liens securing Indebtedness permitted to be incurred pursuant to such clause (15) extend only to the assets of Foreign Subsidiaries;

(s) deposits in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under paragraph (h) of Article VII, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(z) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50,000,000 at any one time outstanding;

(aa) Liens securing Hedging Obligations, so long as the related Indebtedness is, and is permitted to be pursuant to Section 6.06, secured by a Lien on the same property securing such Hedging Obligations; and

(bb) other Liens incurred to secure obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.00 to 1.00.

“Permitted Subsidiary Preferred Stock” means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (15) of the definition of Permitted Indebtedness, does not exceed $5,000,000.

“Permitted Transaction Payments” means, without duplication, the following payments and distributions: (i)  payments to consummate the Transactions, including the Closing Date Dividend, (ii) payments required to defease the Existing Notes in accordance with the terms of the indenture governing those notes and (iii) the payment of fees and expenses relating to the Transactions.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Productive Assets” means assets (including Capital Stock) that are used or usable by the Borrower and its Restricted Subsidiaries in Permitted Businesses

“Projections” means the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenant set forth in Section 6.14(a) as of the date of such determination or the last day of the most recent fiscal quarter-end, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Agent and calculated in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.

“Pro Rata Percentage” of any Revolving Credit Lender at any time means the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitment shall have expired or been terminated, the Pro Rata Percentage shall be determined on the basis of the Revolving Credit Commitments most recently in effect.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Borrower in good faith.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not:

(1)            directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

(a)             to pay Required Premiums and related fees; or

(b)             otherwise permitted to be incurred under this Agreement; and

(2)            create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

“Register” has the meaning assigned to such term in Section 9.04.

“Registration Rights Agreement” means the Registration Rights Agreement relating to the Senior Subordinated Notes, dated as of the Closing Date, among the Borrower, each Subsidiary Guarantor, Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means:

(1)  with respect to any Permitted Holder:

(a)

(i)  any spouse, sibling, parent or child of such Permitted Holder; or

(ii)  the estate of any Permitted Holder during any period in which such estate holds Capital Stock of the Borrower for the benefit of any Person referred to in clause (1)(a)(i); or

(b)  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a);

(2)  with respect to any other specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means at any time, Lenders have Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

“Required Revolving Lenders” has the meaning assigned to such term in Section 9.02(b).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Section 4.02), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning assigned to such term in Section 6.02.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans or Incremental Revolving Loans.

“Revolving Credit Commitment” means (a) with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) any Incremental Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan.

“Revolving Credit Maturity Date” means June 23, 2012.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to clause (a)(ii) of Section 2.01. Unless the context shall otherwise require, the term “Revolving Loans” shall include Incremental Revolving Loans.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or a Restricted Subsidiary of any property, whether owned by the Borrower or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations owing to the Agent, a Joint Lead Arranger or a co-arranger, a Lender or any Affiliate of any of the foregoing and with respect to which, at or prior to the time that the Hedge Agreement relating to such Hedging Obligation is entered into, the Borrower (or another Loan Party) and the Lender or other Person referred to above in this definition (or Affiliate) party thereto (except in the case of the Agent) shall have delivered written notice to the Agent that such a transaction has been entered into and that it constitutes a Secured Hedging Obligation entitled to the benefits of the Collateral Documents.

“Secured Debt” means any Indebtedness secured by a Lien.

“Secured Obligations” means all Obligations, together with all Secured Hedging Obligations.

“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Borrower, Holdings or any Guarantor, whether outstanding on the Closing Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate in right of payment to the Obligations or the

Guarantees, as the case may be. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(x)  all monetary obligations of every nature of the Borrower, Holdings or any Guarantor under this Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(y)  all Interest Swap Obligations (and guarantees thereof); and

(z)  all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Closing Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(i)  any Indebtedness of the Borrower, Holdings or a Guarantor to the Borrower or to a Subsidiary of the Borrower;

(ii)  any Indebtedness of the Borrower, Holdings or any Guarantor to, or guaranteed by the Borrower, Holdings or any Guarantor on behalf of, any shareholder, director, officer or employee of the Borrower, Holdings or any Subsidiary of the Borrower (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Facility);

(iii)  any amounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations);

(iv)  Indebtedness represented by Disqualified Capital Stock;

(v)  any liability for Federal, state, local or other taxes owed or owing by the Borrower, any of the Guarantors or Holdings;

(vi)  that portion of any Indebtedness incurred in violation of Section 6.01 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Agent shall have received an officers’ certificate of the Borrower to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Agreement);

(vii)  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Borrower, any of the Guarantors or Holdings, as applicable; and

(viii)  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Borrower, any of the Guarantors or Holdings.

“Senior Subordinated Notes Indenture” means the Indenture dated as of the date hereof, among the Borrower, as issuer, Holdings, certain of its subsidiaries, as guarantors, and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes are issued.

“Senior Subordinated Notes” means the Borrower’s 7.75% Senior Subordinated Notes due 2014, in an initial aggregate principal amount of $275,000,000.

“Senior Subordinated Note Documents” means the Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any guarantee or other right in respect thereof.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Sponsor” means Warburg Pincus LLC and its Affiliates.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of July 22, 2003, among TD Holding Corporation (now known as TransDigm Group Incorporated) and the other parties named therein.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Loan Guarantor, any Indebtedness of such Loan Guarantor that is by its terms subordinated in right of payment to the Guarantee of such Loan Guarantor.

“subsidiary” with respect to any Person, means:

(i)  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

(ii)  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that is a Loan Party and that executes this Agreement and the Guarantee and Collateral Agreement as a Loan Guarantor on the Closing Date and each other Restricted Subsidiary of the Borrower that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement and the Guarantee and Collateral Agreement, provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with this Agreement and the Guarantee and Collateral Agreement, such Restricted Subsidiary shall cease to be a Subsidiary Guarantor.

“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.06 or Section 2.22.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Credit Suisse, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.22.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TD Finance” means TD Finance Corporation, a Delaware corporation.

“TD Finance Merger” means the merger of TD Finance with and into the Borrower, with the Borrower surviving, pursuant to the TD Finance Merger Agreement.

“TD Finance Merger Agreement” means the Agreement and Plan of Merger dated as of June 23, 2006, by and between the Borrower and TD Finance.

“Tender Offer” means the Borrower’s tender offer for all of the Existing Notes pursuant to the Offer to Purchase.

“Term Borrowing” means a Borrowing comprised of Term Loans or Incremental Term Loans.

“Term Lenders” means those Lenders that have a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” means (a) with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) any Incremental Term Loan Commitment.

“Term Loan Maturity Date” means June 23, 2013.

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to clause (a)(i) of Section 2.01. Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Title Insurance Company” means the title insurance company providing the Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to Agent with respect to the Mortgaged Properties.

“Total Assets” means, as of any date, the total consolidated assets of the Borrower and its Restricted Subsidiaries, as set forth on the Borrower’s most recently available internal consolidated balance sheet as of such date.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $150,000,000.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the execution, delivery and performance by Holdings, the Borrower and the subsidiaries of the Borrower party thereto of the Senior Subordinated Note Documents and the issuance of the Senior Subordinated Notes, (c) the Existing Bank Debt Refinancing, (d) the Tender Offer and (e) the payment of the Permitted Transaction Payments.

“TransDigm Holdings” means TransDigm Holding Company, a Delaware corporation.

“TransDigm Holdings Merger” means the merger of TransDigm Holdings with and into the Borrower, with the Borrower surviving, pursuant to the TransDigm Holdings Merger Agreement.

“TransDigm Holdings Merger Agreement” means the Agreement and Plan of Merger dated on or around June 26, 2006, by and between the Borrower and TransDigm Holdings.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations, but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“U.S. Subsidiary” means any Subsidiary of the Borrower that is incorporated under the laws of the United States of America or any State thereof or the District of Columbia.

“Unrestricted Subsidiary” of any Person means:

(1)  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(1)  the Borrower certifies to the Agent that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2)  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Borrower is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.01 and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Borrower shall be evidenced by a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Borrower or any Restricted Subsidiary.

Notwithstanding the foregoing, as of the Closing Date, all of the subsidiaries of the Borrower will be Restricted Subsidiaries.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)            the then outstanding aggregate principal amount of such Indebtedness; into

(2)            the sum of the total of the products obtained by multiplying;

(a)             the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)            the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g., a “LIBOR Rate Revolving Borrowing”).

SECTION 1.03.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.      Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05.      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if not defined in GAAP (as determined by the Borrower in good faith) as determined by the Borrower in good faith, as in effect from time to time; provided that, to the extent set forth in the definition of “GAAP”, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision thereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.06.      Designated Senior Debt. The Loans and other Obligations under the Loan Documents constitute “Designated Senior Debt”, and this Agreement and the other Loan Documents collectively constitute the “Credit Facility” for purposes of the Senior Subordinated Note Documents.

ARTICLE II

The Credits

SECTION 2.01.      Commitments. (a)  Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Borrower on the Closing Date, in a principal amount not to exceed its Term Loan Commitment, and (ii) to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(b)  Each Lender having an Incremental Revolving Credit Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in such Lender’s

Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Incremental Revolving Loans.

(c)  Each Lender having an Incremental Term Loan Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02.      Loans and Borrowings. (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their applicable Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Except for Swingline Loans and Loans deemed made pursuant to Section 2.02(e), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of a Revolving Borrowing, an integral multiple of $1,000,000 and not less than $1,000,000 (except with respect to any Incremental Revolving Credit Borrowing, to the extent provided in the related Incremental Revolving Credit Assumption Agreement) or (B) in the case of a Term Loan Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000 (except with respect to any Incremental Term Borrowing, to the extent provided in the related Incremental Term Loan Assumption Agreement) or (ii) in the case of any Borrowing, equal to the remaining available balance of the applicable Commitments.

(b)  Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii)in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply) and (iii) such branch or Affiliate of such Lender would not be included in clause (z) of the first proviso to the definition of the term “Eligible Assignee” set forth in Section 1.01.

(c)  At the commencement of each Interest Period for any LIBOR Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings and the total amount of Loans at such time outstanding. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBOR Rate Borrowings at any time outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.

(e)  If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Agent of the L/C Disbursement and the Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (e); any such amounts received by the Agent thereafter will be promptly remitted by the Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.11(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03.      Requests for Borrowing. (a)  In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(e), as to which this Section 2.03 shall not apply), the Borrower shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower or by telephone (to be confirmed promptly by hand delivery or facsimile of written notice) not later than 11:00 a.m., New York City time, (A) in the case of a LIBOR Rate Borrowing, three (3) Business Days before a proposed Borrowing (or such later time as shall be acceptable to the Agent) and (B) in the case of an ABR Borrowing, one (1) Business Day before a proposed Borrowing (or such later time as shall be acceptable to the Agent). Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of the Borrowing, which shall be a Business Day;

(iii) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing, a Revolving Credit Borrowing or an Incremental Revolving Credit Borrowing, and whether such Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing;

(iv) in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02 and Section 2.04

(b)  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any LIBOR Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.      Funding of Borrowings. (a)  Except with respect to Swingline Loans and Loans made pursuant to Section 2.02(e), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 (noon), New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.

(b)  Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on the date of such Borrowing in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which the Agent or the Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.05       Type; Interest Elections. (a)  Loans shall initially be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(c)) to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone (i) in the case of an election to convert to or continue as a LIBOR Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed conversion or continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default of the type set forth in clauses (a) or (b) of Article VII (without giving effect to any grace period set forth therein) has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.

SECTION 2.06>    Termination and Reduction of Commitments. (a)  The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date.

(b)  Upon at least three Business Days’ prior irrevocable written or fax notice (or telephonic notice promptly confirmed by written notice) to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c)  Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Agent for the account of the applicable Lenders, on the date of termination of the Commitments of any Class, all accrued and unpaid Commitment Fees relating to such Class to but excluding the date of such termination.

SECTION 2.07.      Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to each Lender, through the Agent, (i) the then unpaid principal amount of each Term Loan of such Lender on the Term Loan Maturity Date and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

(f)  The Borrower shall pay to the Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.07(f), 2.08 and 2.09) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date and all Incremental Revolving Loans shall be due and payable on the applicable Incremental Revolving Credit Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(g)  In the event and on each occasion that any Term Loan Commitment (other than any Incremental Term Loan Commitment) shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the principal amount payable on the Term Loan Maturity Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

SECTION 2.08.      Optional Prepayment of Loans. (a)  Upon prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.14); provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and provided, further, that any optional prepayment of Term Loans pursuant to this paragraph (a) made prior to the first anniversary of the Closing Date shall be accompanied by a prepayment fee in an amount (expressed as a percentage of the principal amount of Term Loans to be prepaid) equal to 1.00% of the principal amount of the Term Loans to be prepaid.

(b)  The Borrower shall notify the Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.11; provided, however, that in the case of a prepayment of an ABR Revolving Loan or a Swingline Loan that is not made in connection with a termination of the Revolving Credit Commitments, the accrued and unpaid interest on the principal amount prepaid shall be payable on the next scheduled Interest Payment Date with respect to such ABR Revolving Loan or Swingline Loan.

(c)  Optional prepayments of Term Loans shall be allocated ratably between the Term Loans and the Other Term Loans, if any, and shall be applied in chronological order to the installments of principal in respect of the Term Loans and Other Term Loans scheduled to be paid.

SECTION 2.09.      Mandatory Prepayment of Loans. (a)  No later than the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on September 30, 2007, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.01(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.09(d) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended; provided (x) that the amount of such prepayment shall be reduced to 25% of such Excess Cash Flow if the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 5.00 to 1.00, but greater than 4.50 to 1.00, and (y) such prepayment shall not be required if (A) the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 4.50 to 1.00 or (B) the credit facility represented by the Term Loans is rated not lower than Ba3 by Moody’s or not lower than BB- by S&P at the end of such fiscal year.

(b)  The Borrower shall deliver to the Agent, at the time of each prepayment required under this Section 2.09, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.14, but shall otherwise be without premium or penalty.

(c)  In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all (or make other arrangements, including providing cash collateral or a supporting letter of credit, acceptable to the Issuing Bank in its sole discretion, with respect thereto) outstanding Letters of Credit. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or replace outstanding (or make such other arrangement with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(d)  Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated ratably between the Term Loans and the Other Term Loans, if any, and shall be applied in chronological order to the remaining scheduled installments of principal due in respect of the Term Loans and Other Term Loans.

(e)  With respect to mandatory prepayments of outstanding Term Loans under this Agreement made pursuant to Section 2.09(a), each Term Loan Lender may elect, by written notice to the Agent at least one Business Day prior to the prepayment date, to decline its pro rata share of such Term Loan repayment, in which case the amount so declined shall be offered ratably to each non-rejecting Term Loan Lender, who shall have the right to reject such additional amount, and any amounts so rejected shall be retained by the Borrower.

SECTION 2.10.      Fees. (a)  The Borrower agrees to pay to each Lender, through the Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Rate per annum in effect from time to time on the daily unused amount of the Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans

(b)  The Borrower agrees to pay to the Agent, for its own account, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Agent payable in the amounts and at the times specified therein or as so otherwise agreed upon (the “Agent Fees”).

(c)  The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Rate from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of LIBOR Rate Loans pursuant to Section 2.11, and (ii) to the Issuing Bank with respect to each Letter of Credit the standard fronting (equal to 0.125% per annum on the aggregate outstanding face amount of such Letter of Credit), issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)  All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.11.      Interest. (a)  The Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable to the applicable Lenders, through the Agent, in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.      Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that dollar deposits in the principal amount of the Loans comprising such Borrowing are not generally available in the London interbank market;
(b) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or
(c) the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a

LIBOR Rate Borrowing pursuant to Section 2.03 or 2.05 shall be deemed to be a request for an ABR Borrowing.

Section 2.13.          Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any LIBOR Rate Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.15).

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law  other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15 (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14.          Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan or the conversion of the Interest Period with respect to any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall not include loss of profit or margin and shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.15.          Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender or Agent upon becoming aware of the same. In addition, each Lender or Agent shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b)  In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Each Loan Party shall indemnify the Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In particular, on or prior to the date which is ten (10) Business Days after the Closing Date, each Foreign Lender shall deliver to the Borrower (with a copy to the Agent) two duly signed, properly completed copies of either IRS Form W- 8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (3) from time to time thereafter if reasonably requested by the Borrower or the Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f)  Each Lender or Agent that is a United States person, agrees to complete and deliver to the Borrower a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form.

(g)  If the Agent or a Lender determines, in good faith in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or such Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(h)  If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.15, the relevant Lender or Agent shall cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.

Section 2.16.          Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder and under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Agent to the applicable account designated to the Borrower by the Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.

(b)  [Intentionally Omitted.]

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon and L/C Disbursements than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and L/C Disbursements of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or L/C Disbursements to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(a), 2.16(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)  Except as otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees or the L/C Participation Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or participations in L/C Disbursements, as applicable). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount

Section 2.17.          Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender or the Issuing Bank requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.15, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender or the Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.

(b)  If any Lender or the Issuing Bank requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any

Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.15, then the Borrower may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Agent, replace such Lender or the Issuing Bank by requiring such Lender or the Issuing Bank to assign and delegate (and such Lender or the Issuing Bnak shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender or the Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender or the Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or the Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18.          Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert ABR Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Agent), either convert all LIBOR Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

Section 2.19.          Change of Control.  (a)  The Borrower shall (i) within thirty (30) days following the occurrence of a Change of Control, make an offer to all Term Lenders to prepay all Term Loans pursuant to a Change in Control Offer (as defined in paragraph (b) of this Section 2.19) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment, in accordance with the terms contemplated in this Section 2.19; and (ii) prepay all the Term Loans of all Term Lenders properly accepting such offer of prepayment in accordance with such Change of Control Offer.

(b)  A “Change of Control Offer” means a notice delivered to the Agent (which will promptly furnish such notice to the Term Lenders) stating:

(i) that a Change of Control has occurred and that such Term Lender has the right to require the Borrower to prepay all or a portion of such Term Lender’s Term Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment;

(ii) the Change of Control prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is delivered);

(iii) that any Term Loans as to which such offer is not properly accepted will remain outstanding and continue to accrue interest;

(iv) unless the Borrower defaults in the payment of the purchase price of any Term Loans as to which the Change of Control Offer shall have been accepted, all Term Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control prepayment date;

(v) Term Lenders electing to have any Term Loans purchased pursuant to a Change of Control Offer will be required to notify the Agent prior to the close of business on the third Business Day preceding the Change of Control prepayment date; and

(vi) that Term Lenders will be entitled to withdraw their election to require the Borrower to prepay their Term Loans; provided that the Agent receives, not later than the close of business on the last day of the offer period, a notice setting forth the name of the Term Lender, the principal amount of Term Loans tendered for prepayment, and a statement that such Term Lender is withdrawing its election to have such Term Loans prepaid.

(c)  On the prepayment date, the Borrower shall prepay the Term Loans of all Term Lenders who accept the Change of Control Offer at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment. If at the time of any prepayment pursuant to this Section 2.19 there shall be outstanding Term Borrowings of different Types or LIBOR Rate Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such Change of Control Offer, then the aggregate amount of such prepayment shall be allocated ratably to each outstanding Term Borrowing that comprises the Term Loans of the accepting Term Lenders. All prepayments of Term Loans under this Section 2.19 shall be subject to Section 2.14.

(d)  Notwithstanding the foregoing provisions of this Section, the Borrower shall be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 2.19(b) applicable to a Change of Control Offer made by the Borrower and prepays all Term Loans as to which offers for prepayment have been validly accepted and not withdrawn pursuant to the terms of such Change of Control Offer.

(e)  A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of the Change of Control Offer.

Section 2.20.          Asset Sale Offer.  (a)  Upon the consummation of an Asset Sale of Collateral, the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (i)(A) to make an offer to the Term Lenders to prepay Term Loans or (B) to make an offer to purchase, prepay or permanently reduce Other Pari Passu Lien Obligations secured by a Permitted Lien; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Borrower or such Restricted Subsidiary shall permanently retire such Indebtedness and, in the case of obligations under revolving credit facilities or other similar Indebtedness, shall correspondingly permanently reduce commitments with respect thereto (other than obligations owed to the Borrower or a Restricted Subsidiary); provided, further, however, that if the Borrower or such Restricted Subsidiary shall so reduce obligations under any such Other Pari Passu Lien Obligations, the Borrower or such Restricted Subsidiary will, equally and ratably, reduce the amount of Indebtedness outstanding under this Agreement by, at its option, (I) prepaying Term Loans in accordance with Section 2.08 or (II) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Term Lenders to prepay their Term Loans at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest on the principal amount of Term Loans to be prepaid; or (ii) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Borrower or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second sentence of Section 2.20(c) shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), or (iii) a combination of prepayment and investment permitted by the foregoing clauses (i) and (ii).

(b)  Upon the consummation of an Asset Sale (other than an Asset Sale of Collateral), the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (i) to permanently reduce (A) obligations under any Senior Debt of the Borrower or any Subsidiary Guarantor and, in the case of obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than obligations owed to the Borrower or a Restricted Subsidiary); provided that if the Borrower or such Restricted Subsidiary shall so reduce obligations under any Senior Debt, the Borrower or such Restricted Subsidiary will, equally and ratably, reduce the amount of Indebtedness outstanding under this Agreement by, at its option, (I) prepaying Term Loans in accordance with Section 2.08 or (II) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Term Lenders to prepay their Term Loans at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest on the principal amount of Term Loans to be prepaid, or (B) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Borrower or another Restricted Subsidiary; or (ii) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Borrower or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second sentence of Section 2.20(c) shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), or (iii) a combination of prepayment and investment permitted by the foregoing clauses (i) and (ii).

(c)  Any Net Cash Proceeds from an Asset Sale that are not invested or applied in accordance with paragraph (a) or (b) of this Section 2.20 within 365 days from the date of the receipt of such Net Cash Proceeds will be deemed to constitute “Excess Proceeds”. On the 366th day after receipt of the Net Cash Proceeds of an Asset Sale (provided the aggregate amount of Excess Proceeds exceeds $20,000,000), the Borrower shall (i) make an offer within ten (10) Business Days after the date that Excess Proceeds exceed $20,000,000 to all Term Lenders and, if required by the terms of any other Senior Debt, to the holders of such Senior Debt (other than with respect to Hedging Obligations) in accordance with the procedures set forth below for prepayment or an Asset Sale Offer, to prepay the maximum aggregate principal amount of Term Loans and prepay or purchase the maximum principal amount of such Senior Debt that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at a prepayment or purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment or repurchase, in accordance with the terms contemplated in this Section 2.20; and (ii) prepay all the Term Loans of Term Lenders properly accepting such offer of prepayment in accordance with such Asset Sale Offer (subject to the proration provisions set forth in paragraph (f) of this Section 2.20). The Borrower may satisfy the foregoing obligations with respect to any

Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 365 day period or with respect to Excess Proceeds of $20,000,000 or less.

(d)  An “Asset Sale Offer” means a notice delivered to the Agent (which will promptly furnish such notice to the Term Lenders) stating:

(i) that an Asset Sale Offer is being made pursuant to this Section 2.20 and that such Term Lender has the right to require the Borrower to prepay all or a portion of such Term Lender’s Term Loans (subject to the proration provisions set forth in paragraph (f) of this Section 2.20) at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment; and

(ii) the prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed).

(e)  On the prepayment date, the Borrower (subject to the proration provisions set forth in paragraph (f) of this Section 2.20) shall prepay the Term Loans of all Term Lenders who accept the Asset Sale Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment. If at the time of any prepayment pursuant to this Section 2.20 there shall be outstanding Term Borrowings of different Types or LIBOR Rate Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such Asset Sale Offer, then the aggregate amount of such prepayment shall be allocated ratably to each outstanding Term Borrowing that comprises the Term Loans of the accepting Term Lenders. All prepayments of Term Loans under this Section 2.20 shall be subject to Section 2.14.

(f)  To the extent that the aggregate amount of Term Loans and other Senior Debt tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to the terms of this Agreement. If the aggregate principal amount of Term Loans and other Senior Debt tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Borrower shall select or cause to be selected the Term Loans and such other Senior Debt to be prepaid or purchased on a pro rata basis based on the principal amount (or accreted value) of the Term Loans and other Senior Debt tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

(g)  Pending the final application of any Net Cash Proceeds pursuant to this Section 2.20, the Borrower or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in any manner not prohibited hereunder.

Section 2.21.          Intentionally Omitted.

Section 2.22.          Swingline Loans.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $5,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $100,000 and not less than $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b)  The Borrower shall notify the Swingline Lender by fax, or by telephone (confirmed by fax), not later than 12:00 (noon), New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of such Swingline Loan should be transferred. The Swingline Lender shall promptly make each Swingline Loan by wire transfer to the account specified by the Borrower in such request.

(c)  The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephonic notice promptly confirmed by written notice) to the Swingline Lender and to the Agent before 12:00 (noon), New York City time on the date of prepayment at the Swingline Lender’s address for notices specified in its Administrative Questionnaire.

(d)  Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.11(c), shall bear interest at the rate provided for the ABR Revolving Loans as provided in Section 2.11(a).

(e)  The Swingline Lender may by written notice given to the Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. The Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04(a) with respect to Loans made by such Lender (and Section 2.04(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

Section 2.23.          Letters of Credit.  (a)  The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, on the Closing Date all Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement as of the Closing Date.

(b)  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. The Issuing Bank shall promptly (i) notify the Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of each such Letter of Credit (and any amendments, renewals or extensions thereof) to the Agent. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $50,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit (or such later date as is acceptable to the Issuing Bank in its sole discretion) and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(e). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Agent (or directly to the Issuing Bank, with concurrent notice to the Agent) an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f)  The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g)  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Agent shall promptly give each Revolving Credit Lender notice thereof.

(h)  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(e), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i)  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.10(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)  If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date; provided, however, that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Article VII. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)  The Borrower may, at any time and from time to time with the consent of the Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

Section 2.24.          Increase in Commitments.   (a)  The Borrower may, by written notice to the Agent from time to time, request Incremental Term Loan Commitments and Incremental Revolving Credit Commitments in amounts not to exceed the Incremental Term Loan Amount or the Incremental Revolving Credit Amount, as applicable, from one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that each Incremental Term Lender and Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Term Loan Amount or Incremental Revolving Credit Amount, as applicable), (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days after the date of such notice) and (iii) (x) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”) and (y) whether such Incremental Revolving Credit Commitments are to be Revolving Credit Commitments or commitments to make revolving loans with terms different from the Revolving Loans (“Other Revolving Loans”).

(b)  The Borrower and each Incremental Term Lender shall execute and deliver to the Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. The Borrower and each Incremental Revolving Credit Lender shall execute and deliver to the Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans or Incremental Revolving Loans, as applicable, to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and the final maturity date of any Other Revolving Loans shall be no earlier than the Revolving Credit Maturity Date and (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and provided further that, if the interest rate margin in respect of any Other Term Loan would exceed the Applicable Rate for the Term Loans by more than ½ of 1%, the Applicable Rate for the Term Loans shall be increased so that the interest rate margin in respect of such Other Term Loan is no more than ½ of 1%

higher than the Applicable Rate for the Term Loans. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, evidenced thereby as provided for in Section 9.02. Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)  Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date and (iii) unless the Required Revolving Lenders have agreed otherwise, the Borrower would be in Pro Forma Compliance with the covenant set forth in Section 6.14(a) after giving effect to such Incremental Term Loan Commitment and the Incremental Term Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d)  Each of the parties hereto hereby agrees that the Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 2.14 shall apply to any conversion of LIBOR Rate Term Loans to ABR Term Loans reasonably required by the Agent to effect the foregoing.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Agent, the Issuing Bank and each of the Lenders that:

Section 3.01.          Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.          Authorization; Enforceability.  The Transactions are within each applicable Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party. Each Loan Document to which each Loan Party is a party have been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

Section 3.03.          Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or (except for the Existing Bank Debt Refinancing and the Tender Offer) give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04.          Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of Holdings (i) as of and for the fiscal years ended September 30, 2003 and 2004, reported on by Deloitte & Touche LLP, independent public accountants, and as of and for the fiscal year ended September 30, 2005, reported on by Ernst & Young LLP, independent public accountants, (ii) as of and for the fiscal quarters ended December 31, 2005 and April 1, 2006, certified by its Chief Financial Officer and (iii) to the extent possible in the exercise of the Borrower’s commercially reasonable efforts, as of and for each subsequent fiscal month ended at least thirty (30) days before the Closing Date, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clauses (ii) and (iii) above.

(b)  The Borrower has heretofore delivered to the Lenders the unaudited pro forma consolidated balance sheet and related pro forma statements of earnings, shareholder’s equity and cash flows of Holdings as of April 1, 2006, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by Holdings, based on the assumptions used to prepare the pro forma financial information contained in the Information Memorandum (which assumptions are believed by Holdings on the date hereof and on the Closing Date to be reasonable), are based on the best information available to Holdings as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of Holdings and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(c)  No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since September 30, 2005.

Section 3.05.          Properties.  (a)  As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessors with respect to all such leased property. Schedule 3.05(a) also identifies the principal place of business and chief executive office of each Loan Party as of the Closing Date.

(b)  Each of the Borrower and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.06 or (ii) arising by operation of law

(which Liens, in the case of this clause (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

(c)  Each of the Borrower and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)  As of the Closing Date, none of Holdings, the Borrower or any Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(e)  To the Borrower’s knowledge, as of the Closing Date, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(f)  [Intentionally Omitted.]

(g)  Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.05(g).

Section 3.06.          Litigation and Environmental Matters.  (a)  Other than the Disclosed Matters, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.

(b)  Except for the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07.          Compliance with Laws and Agreements; Licenses and Permits. (a)  Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)  Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08.          Investment Company Status.  No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09.          Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.          ERISA.   No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

Section 3.11.          Disclosure.  (b)  All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders (but taking into account supplements thereto prior to the Closing Date) and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)  The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 3.12.          Material Agreements.  No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.13.          Solvency.  (a)  Immediately after the consummation of the Transactions to occur on the Closing Date, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)  The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

Section 3.14.          Insurance. Schedule 3.14 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and is in accordance with normal industry practice.

Section 3.15.          Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower  and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents).

Section 3.16.          Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders; and upon the proper filing of UCC financing statements required pursuant to Section 4.02(l) and any Mortgages with respect to Mortgaged Properties in the offices specified on Schedule 3.16, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral.

Section 3.17.          Labor Disputes.  As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any

Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.17, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.18.          Federal Reserve Regulations.  (a)  On the Closing Date, none of the Collateral is Margin Stock.

(b)  None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c)  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock (other than pursuant to, or in connection with, the Merger) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

Section 3.19.          Senior Debt.  The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Note Documents.

ARTICLE IV

Conditions

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

Section 4.01.          All Credit Events.  On the date of each Borrowing, including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)  The Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b). Notwithstanding the foregoing, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement as of the Closing Date.

(b)  The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(c)  At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02.          Closing Date. On the Closing Date:

(a) Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.07.
(b) Legal Opinions. The Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank on the Closing Date, a favorable written opinion of (i) Willkie Farr & Gallagher LLP, special counsel for Holdings and the Borrower, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to the Agent, the Lenders and the Issuing Bank and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request.
(c) PATRIOT Act. The Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary or an Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.
(e) No Default Certificate. The Agent shall have received a certificate, signed by the chief financial officer of the Borrower, dated the Closing Date, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(f) Fees. The Lenders and the Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable documented fees and expenses of legal counsel), on or before the Closing Date.
(g) Lien and Judgment Searches. The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Agent.
(h) Pay-Off Letters. The Agent shall have received pay-off letters reasonably satisfactory to it in respect of (i) the repayment of the Existing Borrower Credit Agreement, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral arising under the Existing Borrower Credit Agreement, if any, will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a letter of credit issued under this Agreement and (ii) the repayment of the Existing Holdings Credit Agreement, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral arising under the Existing Holdings Credit Agreement, if any, will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a letter of credit issued under this Agreement.
(i) Solvency. The Agent shall have received a customary certificate from the chief financial officer of Holdings certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent (within the meaning of Section 3.13).
(j) Other Financing. The Borrower shall have received gross cash proceeds of not less than $275,000,000 from the issuance of the Senior Subordinated Notes.
(k) Pledged Stock; Stock Powers; Pledged Notes. The Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(l) Perfection Certificate; Filings, Registrations and Recordings. The Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. The Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (subject to Liens expressly permitted by Section 6.06).
(m) Mortgages, etc. The Agent shall have received, with respect to each Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Agent:

(i) a Mortgage on such property;

(ii) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate Title Insurance Company subject to arrangements reasonably satisfactory to the Agent for recording promptly following the closing hereunder, in each case, in the place necessary, in the Agent’s reasonable judgment, to create a valid and enforceable first priority Lien in favor of the Agent for the benefit of itself and the Lenders;

(iii) ALTA or other mortgagee’s title policy;

(iv) an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Agent; and

(v) such other information, documentation, and certifications as may be reasonably required by the Agent.

provided, that, (i) the amount of debt secured by each Mortgage in any State that imposes a mortgage tax shall be reasonably limited to an amount less than the Commitments so as to avoid multiple mortgage tax assessments and (ii) notwithstanding the foregoing, the conditions set forth in this clause (m) shall be considered satisfied even if the Borrower does not deliver such items by the Closing Date, so long as the Borrower has used commercially reasonable efforts to obtain and deliver such items to Agent by the Closing Date.

(n) No Material Adverse Effect. Since September 30, 2005, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
(o) Other Indebtedness. The Tender Offer shall have been consummated in accordance with applicable law and on the terms and conditions described in the Offer to Purchase and the Existing Bank Debt Refinancing shall have been effected. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (a) the Obligations, (b)  the Senior Subordinated Notes, (c) any Existing Notes not tendered for purchase pursuant to the Tender Offer and (d)  Indebtedness set forth on Schedule 1.01(d).
(p) Insurance. The Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of the Guarantee and Collateral Agreement.
(q) Governmental and Third Party Approvals. All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and material, and all applicable appeal periods shall have expired.

The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and all other expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

Section 5.01.          Financial Statements and Other Information.  The Borrower will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) unless waived by the Required Revolving Lenders, setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenant set forth in Section 6.14(a) and, in the case of the financial statements delivered under clause (a), (x) the Borrower’s calculation of Excess Cash Flow for such fiscal year, and (y) a list of names of all Immaterial Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of Total Assets of the Borrower and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of Consolidated EBITDA for the period to which such financial statements relate;
(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any

Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines and may be provided by the Chief Financial Officer of the Borrower if such accounting firm generally is not providing such certificates);
(e) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(f) within ninety (90) days after the beginning of each fiscal year, a detailed consolidated budget of the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income as of the end of and for such fiscal year), including a summary of the underlying material assumptions with respect thereto;
(g) as soon as practicable upon the reasonable request of the Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.11;
(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Holdings, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to shareholders generally, as the case may be;
(i) promptly, a copy of any final “management letter” received from Holdings’s or the Borrower’s independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Agent upon the request of Holdings or the Borrower;
(j) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(k) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by summary consolidating information (which may be included in notes to the financial statements) that explains in reasonable detail the material differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to clauses (a), (b) or (h) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that:  (i) upon written request by the Agent, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Agent.

Section 5.02.          Notices of Material Events.  The Borrower will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;
(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries thereof as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c) any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;
(d) any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;
(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and
(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.          Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

Section 5.04.          Payment of Taxes. Each Loan Party will, and will cause each  Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.          Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06.          Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

Section 5.07           Maintenance of Ratings.  Holdings and the Borrower shall use their commercially reasonable efforts to cause the credit facilities provided for herein to be continuously rated by S&P and Moody’s.

Section 5.08.          Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09.          Use of Proceeds.  The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

Section 5.10.          Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Agent to be listed as a loss payee on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies, subject, in each case to any exceptions for insurance required to be maintained under leases). The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

Section 5.11.          Additional Collateral; Further Assurances.  (a)  Subject to applicable law, Holdings, the Borrower and each Subsidiary that is a Loan Party shall cause (i) each of its Domestic Subsidiaries (other than any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 5.11) or Unrestricted Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement that is required to become a Subsidiary Guarantor pursuant to Section 6.08 and (ii) any such Domestic Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended fiscal quarter of the Borrower has ceased to qualify as an Immaterial Subsidiary, to become a Loan Party within 20 Business Days by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Agent, for the benefit of the Agent and the Lenders and each other Secured Party at such time party to or benefiting from the Guarantee and Collateral Agreement to the extent required by the terms thereof, in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11 and any other limitations set forth in the Guarantee and Collateral Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents.

(b)  Holdings, the Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than any Domestic Subsidiary taxed as a partnership for federal income tax purposes that holds Capital Stock of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below, and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however this paragraph (b) shall not require the Borrower or any Subsidiary to grant a security interest in (i) any Equity Interests of a Subsidiary to the extent a pledge of such Equity Interests in favor of the Agent or to secure any debt securities of the Borrower or any Subsidiary that would be entitled to such a security interest would require separate financial statements of a Subsidiary to be filed with the SEC (or any other government agency) under Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any successor thereto) or any other law, rule or regulation or (ii) the Equity Interests of any Unrestricted Subsidiary.

(c)  Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.02, as applicable (including the delivery of the items contemplated by paragraph (m) thereof to the extent the Borrower has been unable to deliver such items by the Closing Date after having used its commercially reasonable efforts to obtain and deliver such items by the Closing Date)), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d)  Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any owned real property or improvements thereto but excluding leasehold interests) (but only those having a fair market value of at least $5,000,000) are acquired by the Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under the

Guarantee and Collateral Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower will notify the Agent and the Lenders thereof, and, if requested by the Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)  If, at any time and from time to time after the Closing Date, Domestic Restricted Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower or more than 5% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Borrower, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Domestic Restricted Subsidiaries to become additional Loan Parties (notwithstanding that such Domestic Restricted Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f)  Notwithstanding any provision of the Loan Documents to the contrary, (i) the TD Finance Merger and the TransDigm Holdings Merger shall be permitted, (ii) TD Finance shall not be required to become a Loan Party (and no Loan Party shall be required to pledge any equity interest in TD Finance) unless the TD Finance Merger fails to occur within 5 Business Days after the Closing Date, in which case within 10 Business Days after the Closing Date TD Finance shall be required to satisfy the requirements of this Section 5.11, (iii) TransDigm Holdings shall not be required to become a Loan Party (and no Loan Party shall be required to pledge any equity interest in TransDigm Holdings) unless the TransDigm Holdings Merger fails to occur within 5 Business Days after the Closing Date, in which case within 10 Business Days after the Closing Date TransDigm Holdings shall be required to satisfy the requirements of this Section 5.11, (iv) Sweeney Engineering Corp. shall not be required to become a Loan Party, and Loan Parties shall not be required to take any actions in respect of it, until 30 days after the Closing Date; provided nothing in this clause (iv) shall require any such action to be taken in the event it constitutes an Immaterial Subsidiary and (v) the Loan Parties shall not be required to include as Collateral any Excluded Assets (as defined in the Guarantee and Collateral Agreement).

ARTICLE VI

Negative Covenants

The Loan Parties covenant and agree, jointly and severally:

(a) with the Lenders and the Issuing Bank that with respect to Sections 6.01 through Section 6.13, until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full, that:

and

(b) with the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank that with respect to Section 6.14, until the Revolving Credit Commitments have expired or terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable relating to Revolving Credit Loans, Swingline Loans and Letters of Credit payable under any Loan Document have been paid in full, that:

Section 6.01.          Limitation on Incurrence of Additional Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Borrower and any Restricted Subsidiary may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Borrower would have been greater than 2.0 to 1.0; provided, however, that the amount of Indebtedness (including Acquired Indebtedness) that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $50,000,000 at any one time outstanding.

Section 6.02.          Limitation on Restricted Payments.  The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)  declare or pay any dividend or make any distribution on or in respect of shares of the Borrower’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Borrower and dividends or distributions payable to the Borrower or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower or of any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower held by any Affiliate of the Borrower (other than a Restricted Subsidiary of the Borrower) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Borrower, or of any Guarantor, that is subordinate or junior in right of payment to the Obligations or any Guarantee, as applicable (other than (x) any Indebtedness permitted under clause (6) of the definition of “Permitted Indebtedness” and (y) the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

(4)  make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”):

if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)  a Default or an Event of Default shall have occurred and be continuing;

(ii)  the Borrower is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.01; and

(iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Closing Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (12)  of the following paragraph) shall exceed the sum of, without duplication:

(v)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Borrower earned subsequent to April 1, 2006 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); provided that if, at the Reference Date, the Consolidated Leverage Ratio of the Borrower is less than 4.50 to 1.0, for purposes of calculating availability of amounts hereunder for such Restricted Payment only, the reference to 50% in this clause shall be deemed to be 75%; plus

(w)  100% of the aggregate net cash proceeds (including the fair market value of property (as determined by the Borrower in good faith), other than cash, that would constitute Marketable Securities or a Permitted Business) received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to the Closing Date and on or prior to the Reference Date of Qualified Capital Stock of the Borrower (other than Excluded Contributions); plus

(x)  without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to the Closing Date by the Borrower from a holder of the Borrower’s Capital Stock; plus

(y)  the amount by which Indebtedness of the Borrower is reduced on the Borrower’s balance sheet upon the conversion or exchange subsequent to the Closing Date of any Indebtedness of the Borrower for Qualified Capital Stock of the Borrower (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Borrower or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Borrower or to an employee stock ownership plan or a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees); plus

(z)  an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Borrower or any Restricted Subsidiary (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Borrower and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Borrower’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)  any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Borrower (other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Borrower from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the immediately preceding paragraph;

(3)  the acquisition of any Indebtedness of the Borrower or a Guarantor that is subordinate or junior in right of payment to the Obligations or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Obligations or the applicable Guarantee;

(4)  payments to a direct or indirect parent of the Borrower for the purpose of permitting any of such entities to redeem or repurchase common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year the sum of (A) $5,000,000 (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (B) of $10,000,000 in any calendar year plus (B) any amounts not utilized in any preceding fiscal year following the Closing Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Closing Date of Capital Stock (other than Disqualified Capital Stock) to members of the Borrower’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases); provided, further, that the cancellation of Indebtedness owing to the Borrower from members of management of the Borrower or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Agreement;

(5)  the declaration and payment of dividends by the Borrower to, or the making of loans to, its direct parent company in amounts required for the Borrower’s direct or indirect parent companies to pay

(A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(B)  Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the amount that the Borrower and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Borrower to pay such taxes as a stand-alone taxpayer,

(C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(D)  general corporate overhead expenses of any direct or indirect parent company of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, and

(E)  reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Borrower;

(6)  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(7)  additional Restricted Payments in an aggregate amount not to exceed $75,000,000;

(8)  Permitted Transaction Payments;

(9)  payments of dividends on Disqualified Capital Stock issued in compliance with Section 6.01;

(10)  Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by Section 6.03 and Section 2.20;

(11)  upon occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to Section 2.19, any purchase or redemption of obligations of the Borrower that are subordinate or junior in right of payment to the Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Borrower or any Subsidiary; and

(12)  Restricted Payments that are made with Excluded Contributions.

If the Borrower or any of its Restricted Subsidiaries become contractually obligated to make any Restricted Payment at the time criteria set forth in the immediately preceding paragraph of this Section 6.02 continues to be satisfied, then the Borrower or such Restricted Subsidiary, as the case may be, may continue to make such Restricted Payments, even if the criteria set forth in the immediately preceding paragraph of this Section 6.02 ceases to be satisfied at the time such Restricted Payment is actually made, and the amount available for Restricted Payments pursuant to clause (iii) of the immediately preceding paragraph of this Section 6.02 on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (iii) on such date without giving effect to any Restricted Payments made on such date pursuant to and in compliance with this paragraph.

The Board of Directors of the Borrower may designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary.” For purposes of making such determination, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted

Payments under the first paragraph of this Section 6.02. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding anything herein to the contrary, the Borrower and TransDigm Holdings may pay the Closing Date Dividend.

Section 6.03.          Limitation on Asset Sales.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)  the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Borrower);

(2)  at least 75% of the consideration received by the Borrower or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

(a)  any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets;

(b)  any notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c)  any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $50,000,000 and 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this Section 6.03; and

(3)  upon the consummation of an Asset Sale, the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale in accordance with Section 2.20.

Notwithstanding the immediately preceding paragraph, the Borrower and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

(1)  at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and

(2)  such Asset Sale is for fair market value; provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Borrower or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

Section 6.04.          Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Borrower to:

(1)  pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)  make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any Guarantor; or

(3)  transfer any of its property or assets to the Borrower or any Guarantor,

except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

(a)  applicable law, rule, regulation or order;

(b)  the Senior Subordinated Note Documents;

(c)  non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Borrower entered into in the ordinary course of business;

(d)  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)  the Loan Documents;

(f)  agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date, including the Existing Notes;

(g)  restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(h)  restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(i)  any agreement or instrument governing Capital Stock of any Person that is acquired;

(j)  [Intentionally Omitted];

(k)  other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Closing Date or permitted to be issued or incurred under this Agreement; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances):

(l)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(m)  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses

(a) through (d) and (f) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(n)  customary provisions in joint venture and other similar agreements; and

(o)  customary provisions in leases and other agreements entered into in the ordinary course of business.

Section 6.05.          Limitation on Preferred Stock of Restricted Subsidiaries.  The Borrower will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Borrower or to a Restricted Subsidiary of the Borrower) or permit any Person (other than the Borrower or a Restricted Subsidiary of the Borrower) to own any Preferred Stock of any Restricted Subsidiary of the Borrower, other than Permitted Subsidiary Preferred Stock. The provisions of this Section 6.05 will not apply to (w) any of the Subsidiary Guarantors, (x) any transaction as a result of which neither the Borrower nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock that is Disqualified Capital Stock and is issued in compliance with Section 6.01.

Section 6.06.          Limitation on Liens.  Holdings and the Borrower will not, and the Borrower will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (the “Initial Lien”) that secures obligations under any Indebtedness on any asset or property of Holdings, the Borrower or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except:

(a) in the case of Collateral, any Initial Lien if (i) such Initial Lien expressly ranks junior to the first-priority security interest intended to be created in favor of the Agent for the Secured Parties pursuant to the Collateral Documents; or (ii) such Initial Lien is a Permitted Lien; and
(b) in the case of any other asset or property, any Initial Lien if (i) the Obligations or the applicable Guarantee of a Loan Party, as the case may be, are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Secured Parties pursuant to clause (b) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien (other than through the exercise of remedies with respect thereto).

Section 6.07.          Merger, Consolidation or Sale of All or Substantially All Assets. (a)   The Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Borrower to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower’s assets (determined on a consolidated basis for the Borrower and the Borrower’s Restricted Subsidiaries) to any Person unless:

(1)  either:

(a)  the Borrower shall be the surviving or continuing corporation; or

(b)  the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Borrower and of the Borrower’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)            shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

(y)           shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent;

(2)  except in the case of a merger of the Borrower with or into a Restricted Subsidiary of the Borrower and except in the case of a merger entered into solely for the purpose of reincorporating the Borrower in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Borrower or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 6.01 or the Consolidated Fixed Charge Coverage Ratio for the Surviving Entity and its Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(3)  except in the case of a merger of the Borrower with or into a Restricted Subsidiary of the Borrower and except in the case of a merger entered into solely for the purpose of reincorporating the Borrower in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(4)  [Intentionally Omitted]; and

(5)  the Borrower or the Surviving Entity shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, such supplements to the Loan Documents, if any, comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Borrower the Capital Stock of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower. However, transfer of assets between or among the Borrower and its Restricted Subsidiaries will not be subject to this Section 6.07.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Borrower in accordance with the foregoing, in which the Borrower is not the continuing corporation, the successor Person formed by such consolidation or into which the Borrower is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents and the Loans with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) will be released from the provisions of the Loan Documents.

(b)  The Borrower will not permit any Subsidiary Guarantor to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1)  (except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Borrower or an Affiliate of the Borrower), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Subsidiary Guarantor in its entirety), if in connection therewith the Borrower provides an Officers’ Certificate to the Agent to the effect that the Borrower will comply with its obligations under Section 6.03 in respect of such disposition) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Joinder Agreement and supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent, all the obligations of such Subsidiary Guarantor, if any, under its Guarantee;

(2)  except in the case of a merger of a Subsidiary Guarantor with or into the Borrower or another Subsidiary Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Subsidiary Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)  the Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, such Joinder Agreement and supplements to the Loan Documents, if any, comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

(c)  Holdings will not consolidate or merge with or into, or sell, assign, transfer, lease or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1)  the resulting, surviving or transferee Person (if not Holdings) shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Joinder Agreement and supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent, all the obligations of Holdings, if any, under its Guarantee;

(2)  except in the case of a merger entered into solely for reincorporating Holdings in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)  the Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, such Joinder Agreement and supplements to the Loan Documents, if any, comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

(d)  Notwithstanding the foregoing, the TransDigm Holding Company Merger and the TD Finance Merger shall be permitted without compliance with this Section 6.07.

Section 6.08.          Limitation on Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”)involving aggregate payment or consideration in excess of $10,000,000, unless:

(1)  such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower, and

(2)  the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a Board Resolution adopted by the majority of the members of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above.

The restrictions set forth in the first paragraph of this Section 6.08 shall not apply to:

(1)  reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary of the Borrower as determined in good faith by the Borrower’s Board of Directors or senior management;

(2)  transactions between or among the Borrower and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by this Agreement;

(3)  any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date as determined in good faith by the Borrower;

(4)  Restricted Payments or Permitted Investments permitted by this Agreement;

(5)  [Intentionally Omitted];

(6)  the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Borrower or such Restricted Subsidiary in good faith;

(7)  payments or loans to employees or consultants that are approved by the Board of Directors of the Borrower in good faith;

(8)  sales of Qualified Capital Stock;

(9)  the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Lenders in any material respect;

(10)  transactions permitted by, and complying with, the provisions of Section 6.07;

(11)  any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(12)  investments by the Permitted Holders in securities of the Borrower or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

(13)  transactions in which the Borrower or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Borrower or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Borrower.

Section 6.09.          Future Guarantees by Restricted Subsidiaries.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create or acquire another Domestic Restricted Subsidiary unless such Domestic Restricted Subsidiary executes and delivers a Joinder Agreement and supplements to the other Loan Documents, providing for a Guarantee of payment of the Obligations by such Domestic Restricted Subsidiary; provided, however, that such Domestic Restricted Subsidiary need not execute and deliver such Joinder Agreement and supplements to the other Loan Documents for so long as such Domestic Restricted Subsidiary is an Immaterial Subsidiary (subject to Section 5.11).

Section 6.10.          Business of Borrower and Restricted Subsidiaries.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date (which shall include, without limitation, engineered components businesses not within the aerospace industry.

Section 6.11.          Amendments to Subordination Provisions.  Without the consent of the Required Lenders, the Borrower will not amend, modify or alter the Senior Subordinated Notes Indenture in any way to:

(a)  increase the rate of or change the time for payment of interest on any Senior Subordinated Notes;

(b)  increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Senior Subordinated Notes;

(c)  alter the redemption provisions or the price or terms at which the Borrower is required to offer to purchase any Senior Subordinated Notes; or

(d)  amend the provisions of the Senior Subordinated Notes Indenture that relate to subordination in a manner adverse to the Lenders.

Nothing in this Section 6.11 shall preclude any Loan Party from making any Restricted Payment otherwise permitted by Section 6.03.

Section 6.12.          Business of Holdings.  Holdings shall not engage in any business activities or have any material assets or liabilities other than its ownership of the Equity Interests of the Borrower and assets and liabilities incidental to its function as a holding company, including its liabilities hereunder and pursuant to the Guarantee and Collateral Agreement and any other Loan Document.

Section 6.13.          Impairment of Security Interest.  Subject to the rights of the holders of Permitted Liens and except as permitted by this Agreement or the Loan Documents, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to a material portion of the Collateral for the benefit of the Secured Parties.

Section 6.14.          Consolidated Secured Debt Ratio.  (a)  Solely for the purpose of inducing the Revolving Credit Lenders to provide the Revolving Credit Commitments and make Revolving Loans hereunder, the Swingline Lender to provide the Swingline Commitment and make Swingline Loans hereunder and the Issuing Bank to issue Letters of Credit hereunder, the Loan Parties agree that they shall not permit the Consolidated Secured Debt Ratio of the Borrower at the end of any fiscal quarter ending on a date or during a period set forth below to be greater than the ratio set forth opposite such date or period below.

Date or Period	Ratio
June 30, 2006 through September 30, 2007	4.75 to 1.0
October 1, 2007 through September 30, 2008	4.50 to 1.0
Thereafter	4.25 to 1.0

(b)  The Term Lenders acknowledge and agree that, notwithstanding anything to the contrary herein, the financial covenant set forth in Section 6.14(a) shall inure only to the benefit of the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank and shall under no circumstances inure directly or indirectly under this Section 6.14 or under any other representation, warranty, covenant or default provision (including those which require compliance with this Section 6.14)  to the benefit of or be enforceable by the Term Lenders and the Term Lenders shall have no rights or privileges hereunder with respect to this Section 6.14.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(b) the Borrower shall fail to pay any interest on any Loan or L/C Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of thirty (30) days;
(c) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made and shall remain material at the time tested;
(d) failure by Holdings, the Borrower or any Subsidiary Guarantor for sixty (60) days after receipt of written notice given by the Agent or the Required Lenders to comply with any of its other agreements (other than those set forth in Section 6.14(a) and in any Collateral Document) in this Agreement or any Loan Document;
(e) (i) any Loan Party shall fail to make any payment at final stated maturity beyond the applicable grace period with respect to any Material Indebtedness or the acceleration of the final stated maturity of any such Material Indebtedness, or (ii) with respect to the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank only, any event or condition occurs that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(h) failure by Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $20,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(i) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or Holdings shall for any reason cease to be in full force and effect or be declared null and void or any Responsible Officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the Responsible Officers of any group of Subsidiaries that together would constitute a Significant Subsidiary) or Holdings, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement and the Guarantee and Collateral Agreement;
(j) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Collateral Documents, any Collateral Document shall for any reason cease to be in full force and effect or the assertion by Holdings, the Borrower or any Restricted Subsidiary, in any pleading in any court of competent jurisdiction, that any security interest thereunder is invalid or unenforceable and, in the case of any such Restricted Subsidiary, the failure by the Borrower to cause such Restricted Subsidiary to rescind such assertions within thirty (30) days after the Borrower has actual knowledge of such assertions;
(k) the failure by Holdings, the Borrower or any Restricted Subsidiary to comply for sixty (60) days after receipt of written notice given by the Agent or the Required Lenders with its other agreements contained in the Collateral Documents, except for a failure that would not materially affect the value of the Collateral, or the remedies with respect thereto, in each case taken as a whole; or
(l) solely with respect to the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank, and only so long as the Revolving Credit Commitments shall not have been terminated in accordance with Section 2.06, (i) the failure by Holdings or the Borrower to comply with the covenant set forth in Section 6.14(a) or (ii) there shall have occurred a Change of Control.

then, and in every such event (other than an event with respect to any Loan Party described in clauses (f), (g) or (l) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Agent or any Lender and provided, further, that upon the occurrence of an event with respect to any Loan Party described in clause (l) of this Article, and at any time thereafter during the continuance of such event, the Agent may, and at the request of Lenders having Revolving Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time, shall, by notice to the Borrower, take any of the following actions, at the same or different times: (x) terminate the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment, and thereupon the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment shall terminate immediately and (y) declare the Revolving Loans, L/C Exposure and Swingline Exposure then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans, L/C Exposure and Swingline Exposure so declared to be due and payable, together with accrued interest thereon and all fees and other obligations relating thereto of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders (or in the event of any Event of Default specified in clause (l) of the preceding paragraph, Lenders having Revolving Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments) shall, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

In the event of any Event of Default specified in clause (e) of the preceding paragraph of this Article, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Agent or the Lenders if, within twenty (20) days after such Event of Default arose, (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower would otherwise fail to comply with the requirements of Section 6.14 (a “Financial Performance Covenant”), until the expiration of the 10th day subsequent to the date the certificate calculating the Financial Performance Covenant is required to be delivered pursuant to Section 5.01(c), the Borrower shall have the right to issue Permitted Cure Securities (as defined below) for cash or otherwise receive cash contributions to the capital of the Borrower (the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)  Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement.

Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) in each eight fiscal quarter period, there shall be at least four fiscal quarters during which the Cure Right is not exercised and (iii) for purposes of this Article VII, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.

As used in this Article VII, the term “Permitted Cure Securities” shall mean an equity security of the Borrower issued to Holdings having no mandatory redemption, repurchase, repayment or similar requirements prior to the six-month anniversary of the Term Loan Maturity Date and upon which all dividends or distributions, at the election of the Borrower, may be payable in additional shares of such equity security.

ARTICLE VIII

The Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The joint lead arrangers, joint bookrunners, syndication agent and documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

Section 9.01.          Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at:

The Tower at Erieview
1301 East 9th Street, Suite 3710
Cleveland, OH 44114
Attention: Gregory Rufus
Facsimile No: (216) 706-2937

(ii) if to the Agent, to Credit Suisse at:

Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group
Facsimile No: (212) 325-8304

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.          Waivers; Amendments.  (a)  No failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) (x) in the case of this Agreement (except Section 6.14 hereof), pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, provided that the Borrower and the Agent may enter into an amendment to effect the provisions of Section 2.24(b) upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement and (y) in the case of Section 6.14 of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and Lenders having Revolving Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time (the “Required Revolving Lenders”) or, (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees (including fees set forth in Sections 2.08 and 2.19) payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Sections 2.08(c), 2.09(d), 2.16(c), 2.16(f), 2.19(c) or 2.20(e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release any material Loan Guarantor from its obligation under its Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (G) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. The Agent may without the consent of any Lender also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Upon the request of the Borrower, the Agent shall enter into such amendments (and may do so without the consent of any Lender, other agent, or the Issuing Bank) to the Collateral Documents (or enter into additional Collateral Documents) to secure on a pari passu basis on terms reasonably acceptable to the Agent all obligations (including obligations comparable in scope to the Obligations) of all Other Pari Passu Lien Obligations permitted to be incurred under Section 6.01 and secured by Liens permitted to be incurred under Section 6.06 on all or a portion of the Collateral.

(c)  The Lenders and the Issuing Bank hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Agent, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Guarantor from its obligations under its Guarantee in accordance with the provisions of this Agreement and the Guarantee and Collateral Agreement or (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d)  Notwithstanding anything to the contrary contained in this Section 9.02, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(e)  If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then (x) the Agent may elect to purchase all (but not less than all) of (1) any Class of such Lender’s Commitments, the corresponding Loans owing to it and other Obligations due to it and all of its rights and obligations hereunder and under the other Loan Documents in respect of such Class or (2) such Lender’s Commitments, the Loans owing to it and other Obligations due to it and all of its rights and obligations hereunder and under the other Loan Documents, provided that the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such purchase all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation, payments due to such Non-Consenting Lender under Section 2.13 and 2.15 and an amount, if any, equal to the payment which would have been due to such Lender on the day of such purchase under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the Agent or (y) the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement by the Borrower, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.13 and 2.15, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. The Agent or the Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Agent or the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

Section 9.03.          Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside legal counsel to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, the Issuing Bank or the Lenders, including the reasonable documented fees, charges and disbursements of any counsel for the Agent and for one law firm retained by the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Agent with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents. Expenses reimbursable by the Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i) lien and title searches and title insurance; and

(ii) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens.

Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b)  The Borrower shall indemnify the Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(d)  To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be paid promptly after written demand therefor.

Section 9.04.          Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default specified in paragraphs (a), (b), (f) or (g) of Article VII has occurred and is continuing, any other Eligible Assignee and provided further that no consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified by the Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower;

(B) the Agent; and

(C) the Swingline Lender and the Issuing Bank, in the case of any assignment of a Revolving Credit Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall be an integral multiple of $5,000,000 and not less than $5,000,000 in the case of Revolving Credit Commitments or Revolving Loans and an integral multiple of $1,000,000 and not less than $1,000,000 in the case of Term Loan Commitments or Term Loans unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default specified in paragraphs (a), (b), (f) or (g) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Agent (or, if previously agreed with the Agent, manually); and

(D)  the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by any Borrower or the Agent for United

States income tax payable by such assignee in respect of amounts received by it hereunder is required.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, or principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2)(unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 2.16(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)  (i)  Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such Participant shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) no SPC shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.13, 2.14 or 2.15), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Section 9.05.          Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.          Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

Section 9.09.          Governing Law; Jurisdiction; Consent to Service of Process. (a)   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)  Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.          Confidentiality.  The Agent, the Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13.          Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14.          USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 9.15.          Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that an Affiliate of the Agent will be an initial purchaser of the Senior Subordinated Notes.

Section 9.16.          Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

Section 9.17.          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRANSDIGM INC.
TRANSDIGM GROUP INCORPORATED
ADAMS RITE AEROSPACE, INC.
AVIONIC INSTRUMENTS INC.
CHAMPION AEROSPACE INC.
CHRISTIE ELECTRIC CORP.
DAC REALTY CORP.
MARATHONNORCO AEROSPACE, INC.
SKURKA AEROSPACE INC.
ZMP, INC.

By
/s/ W. NICHOLAS HOWLEY
Name: W. Nicholas Howley
Title: Chief Executive Officer

SWEENEY ENGINEERING CORP.

By
/s/ GREGORY RUFUS
Name: Gregory Rufus
Title: Secretary

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Agent, Swingline Lender and Issuing Bank

By	/s/Cassandra Droogan

Name: Cassandra Droogan
Title: Vice President

By	/s/Shaheen Malik
Name: Shaheen Malik
Title: Associate

BANK OF AMERICA, N.A.,

By /s/ David H. Strickert
Name: David H. Strickert
Title: Senior Vice President

MIZUHO CORPORATE BANK, LTD.

By /s/ James R. Fayen
Name: James R. Fayen
Title: Deputy General Manager

BANK OF IRELAND,

By /s/ Carl Andreson
Name: Carl Andreson
Title: Vice President

By /s/ Ross Catlin
Name: Ross Catlin
Title: Managing Director

BARCLAYS BANK PLC,

By /s/ Philip Capparis
Name: Philip Capparis
Title: Director

CREDIT INDUSTRIEL ET COMMERCIAL,

By /s/ Brian O’Leary
Name: Brian O’Leary
Title: Vice President

By /s/ Marcus Edward
Name: Marcus Edward
Title: Vice President

THE CIT GROUP / EQUIPMENT FINANCING INC.,

By /s/ Andrew Giangrave
Name: Andrew Giangrave
Title: Authorized Signatory

FIRSTMERIT BANK, N.A.,

By /s/ Robert G. Morlan
Name: Robert G. Morlan
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,

By /s/ Sean McUmminie
Name: Sean McUmminie
Title: Duly Authorized Signatory

NATIONAL CITY BANK,

By /s/ Daniel R. Raynor
Name: Daniel R. Raynor
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION,

By /s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Managing Director

UBS LOAN FINANCE LLC,

By /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

COMMITMENT SCHEDULE

Lender	Revolving Credit Commitment	Term Loan Commitment
Credit Suisse	$20,000,000	$325,000,000
Bank of America, N.A.	$20,000,000	$325,000,000
General Electric Capital Corporation	$20,000,000
Barclays Bank PLC	$15,000,000
UBS Loan Finance LLC	$15,000,000
Mizuho Bank	$15,000,000
Credit Industriel et Commercial	$10,000,000
The CIT Group / Equipment Financing Inc.	$10,000,000
National City Bank	$10,000,000
Bank of Ireland	$7,500,000
FirstMerit Bank, N.A.	$4,000,000
PNC Bank, National Association	$3,500,000

Total	$150,000,000	$650,000,000